Exhibit 10.1

August 27, 2012

Encision Inc.

6797 Winchester Circle

Boulder, CO 80301

Mr. Fred Perner

By electronic delivery

Dear Fred:

The Compensation Committee and Board of Directors of Encision Inc. (the “Company”) has considered and agreed to amend the Employment Agreement between Fred Perner and Encision Inc., effective August 19, 2011 (the “Agreement”), as follows:

1.	As a result of your ability to raise additional capital for the Company, the Company holds a stronger balance sheet and will enable it to conduct sales, marketing and engineering initiatives for the future prospect of the Company. However, these initiatives are an additional expense and may cause the Company to experience two consecutive quarters of net losses.

Under Section 9.2 of the Agreement, the Company may, in summary, terminate you without any obligation that it would otherwise have for a termination without cause if the Company has a net loss in any two consecutive quarters starting October1, 2012. The Board of Directors commends you for the capital raise and, in fairness, and to show you its support, the paragraph that contains this provision will be stricken, in its entirety.

2.	In January 2012, the Company implemented an overall cost reduction program. To show your support for the program, you elected at that time to reduce your annual salary by $20,000, for an indefinite period of time. Under Section 6.1 of the Agreement, your base salary is $205,000 annually. Although the Company’s Board of Directors believes that your salary should be returned to the salary according to the Agreement, they accept your reduction in salary until such time that you deem it appropriate to return to your annual salary as under the Agreement.

Mr. Fred Perner	Page 2

3.	In order to facilitate additional incentives for employees, you have chosen to make available up to 50,000 of your existing stock options. From time to time and at your discretion, you may surrender a portion of such 50,000 options to the Company for cancellation. Upon such cancellation, the Company’s Board and Compensation Committee agrees, based upon its consultation with you, to make new employee stock option grants under the Company’s 2007 Stock Option Plan in an amount equal to the number of options surrendered by you.

Under Section 7.3 of the Agreement, you are entitled to 200,000 stock options. The Company’s Board of Directors accepts your plan to reduce your stock options and you agree to waive the 200,000 stock option requirement with respect to any options you choose to surrender for cancellation. Further, you understand that the Compensation Committee and Board of Directors have the discretion to consider new option grants to you in the future as part of its overall compensation planning and processes.

Sincerely,

/s/ Robert Fries
Robert Fries
Compensation Committee

ACCEPTED:

/s/ Fred Perner	August 27, 2012
Fred Perner	Date